Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - October 29, 2009 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the third quarter ended September 30, 2009.

Revenues for the quarter ended September 30, 2009 were $55.0 million, compared to $29.9 million for the comparable period in 2008. The increase from 2008 to 2009 primarily reflects the increase in revenue relating to our new collaborations with sanofi-aventis for XL147 and XL765, Bristol-Myers Squibb Company for XL184 and XL281 and Boehringer Ingelheim for the S1P1 agonist program partially offset by the conclusion of the research term of various collaboration agreements with GlaxoSmithKline, Bristol-Myers Squibb Company and Genentech.

Research and development expenses for the quarter ended September 30, 2009 were $60.2 million, compared to $65.7 million for the comparable period in 2008. The decrease from 2008 to 2009 primarily reflects decreased personnel costs due to our November 2008 restructuring, the impact from other cost containment measures initiated in 2008, and the wind down of development expenses for discontinued programs, which were partially offset by increased development activities related mainly to XL184.

General and administrative expenses for the quarter ended September 30, 2009 were $8.6 million, compared to $8.9 million for the comparable period in 2008. The decrease from 2008 to 2009 was primarily due to decreased personnel costs due to our November 2008 restructuring, partially offset by an increase in facilities costs.

Collaboration cost-sharing for the quarter ended September 30, 2009 was $3.0 million and reflects the net impact of the amount due under our 2008 collaboration agreement with Bristol-Myers Squibb Company for expenses incurred by Bristol-Myers Squibb Company on XL184 offset by our spend on XL281.

Provision for income taxes for the quarter ended September 30, 2009 reflected the net impact of $7.0 million of withholding taxes to the French authorities associated with our license and collaboration agreement with sanofi-aventis, partially offset by a $0.1 million refundable income tax credit generated in 2009 by the Housing and Economic Recovery Act of 2008.

Net loss attributable to Exelixis, Inc. for the quarter ended September 30, 2009 was $25.4 million, or $0.24 per share, compared to $38.5 million, or $0.36 per share, for the comparable period in 2008. The decrease in net loss attributable to Exelixis, Inc. from 2008 to 2009 was primarily due to increased revenues from our various collaborations as described above.

Cash and cash equivalents, short-term and long-term marketable securities, and restricted cash and investments totaled $301.0 million at September 30, 2009, compared to $284.2 million at December 31, 2008, which also included investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle).

2009 Q3 Business Highlights

•

Received $140 million (less applicable tax withholding) from sanofi-aventis upon successful closing of the licensing and collaboration agreements announced in June 2009. The global license agreement covers XL147 and XL765. The broad collaboration agreement covers the discovery of inhibitors of phosphoinositide-3 kinase (PI3K) for the treatment of cancer.

•	Advanced broad development efforts with Bristol-Myers Squibb Company and sanofi-aventis for the XL184 and PI3K (XL147 and XL765) programs, respectively.

•

Thirteen abstracts were submitted and accepted for presentation at the European Organisation for Research and Treatment of Cancer (EORTC) meeting in November 2009 which includes XL147, XL765, XL139 and multiple preclinical compounds.

“During the third quarter we got off to a great start with sanofi-aventis and made substantial progress in our PI3K programs. We also moved XL184 aggressively forward with BMS, and have implemented a development and commercial strategy that we believe provides a clear regulatory path to approval and the potential for substantial revenue downstream. The majority of our clinical programs are progressing rapidly, and we look forward to presenting data on our compounds at the EORTC meeting in November and at ASCO next summer,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “Our ability to execute our partnering strategy has led to large, aggressive programs, with hundreds of millions of dollars being committed by our partners across our three lead compounds. At the same time we have brought in substantial cash from the upfront payments, and we are optimistic about additional cash inflows from milestones and additional partnerships in the future.”

Update to Financial Outlook

We are updating our financial guidance for the full year 2009 by reducing the expected range of our operating expenses to $270 million - $290 million from our previous guidance of $290 million - $320 million. The change in operating expense guidance primarily reflects continued cost savings throughout 2009 as well as more clarity into the development programs for XL184 and our PI3K assets as a result of the evolving discussions under our collaborations with Bristol-Myers Squibb Company and sanofi-aventis. We continue to expect revenues in the range of $140 million to $170 million for the full year 2009 and our cash, cash equivalents, short-term and long-term marketable securities and restricted cash balance at the end of 2009 to exceed $200 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s third quarter ended September 30, 2009 financial results and the company’s full year 2009 financial outlook, and will provide a general business update, during a conference call beginning at 2:00 p.m. PDT/ 5:00 p.m. EDT today, Thursday, October 29, 2009. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, sanofi-aventis, GlaxoSmithKline, Genentech, Boehringer Ingelheim, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended January 2, 2009 are indicated on a calendar year basis, ended December 31, 2008 and as of and for the fiscal quarters ended September 26, 2008 and October 2, 2009 are indicated as ended September 30, 2008 and 2009, respectively.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to Exelixis’ belief that the development and commercial strategy developed with Bristol-Myers Squibb Company for XL184 provides a good regulatory path to approval and the potential for substantial downstream revenue; the anticipated presentation of data at EORTC in November and at ASCO next summer; Exelixis’ optimistic view about additional cash inflows from milestones and additional partnerships in the future; and Exelixis’ forecast of 2009 year-end operating expenses, revenue and cash, cash equivalents, short-term and long-term marketable securities and restricted cash balance. Words such as “believe,” “potential,” “look forward,” “optimistic,” “expect,” “continue,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of Exelixis’ compounds; the ability to conduct clinical trials for Exelixis’ compounds sufficient to achieve a positive completion; Exelixis’ ability to enter into new partnerships and collaborations; Exelixis’ ability to execute upon its development and commercial strategies; the timely receipt of license payments, research funding, milestones and royalties under Exelixis’ collaborative agreements; Exelixis’ dependence on its relationships with its partners; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended October 2, 2009, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2009	2008	2009	2008
Revenues:
Contract	$24,608	$16,665	$37,615	$52,047
License	30,368	13,267	70,066	36,240

Total revenues	54,976	29,932	107,681	88,287

Operating expenses:
Research and development	60,186	65,670	170,567	200,512
General and administrative	8,643	8,867	25,910	27,786
Collaboration cost sharing	2,965	—	2,807	—

Total operating expenses	71,794	74,537	199,284	228,298

Loss from operations	(16,818)	(44,605)	(91, 603)	(140,011)

Other income (expense):
Interest income and other, net	355	1,090	1,276	5,072
Interest expense	(2,122)	(2,171)	(6,356)	(4,386)
Gain on sale of business	—	4,500	1,800	4,500
Loss on deconsolidation of Symphony Evolution, Inc.	—	—	(9,826)	—

Total other income	(1,767)	3,419	(13,106)	5,186

Consolidated loss before taxes	(18,585)	(41,186)	(104,709)	(134,825)
Provision for Income Taxes	(6,860)	—	(6,014)	—

Consolidated net loss	(25,445)	(41,186)	(110,723)	(134,825)

Loss attributed to noncontrolling interest	—	2,680	4,337	9,920

Net loss attributable to Exelixis, Inc.	$(25,445)	$(38,506)	$(106,386)	$(124,905)

Net loss per share, basic and diluted attributable to Exelixis, Inc.	$(0.24)	$(0.36)	$(1.00)	$(1.19)

Shares used in computing basic and diluted net loss per share	107,336	105,548	106,853	105,294

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2009	December 31, 2008 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$301,027	$284,185
Working capital	$91,527	$82,028
Total assets	$421,102	$401,622
Stockholders’ deficit	$(142,770)	$(56,261)

(1)	Derived from the audited consolidated financial statements.
(2)	These amounts include investments held by Symphony Evolution, Inc. of zero and $14.7 million and restricted cash and investments of $4.7 million and $4.0 million as of September 30, 2009 and December 31, 2008, respectively.